EXHIBIT 99.1

                           News from Graham Packaging

Contact:
Donald C. Sarvey
Editorial Enterprises, Inc.
(717) 236-7716
editorialenterprises@earthlink.net

March 31, 2005
FOR IMMEDIATE RELEASE

Graham Packaging's acquisition of O-I plastics unit helps drive 38 percent increase in net sales in 2004

YORK, Pennsylvania, USA--Graham Packaging Holdings Company, parent company of Graham Packaging Company, L.P., today reported net sales of $1,353.0 million for the year ended December 31, 2004, an increase of $374.3 million, or 38.2 percent, over 2003.

"The increase in sales was due to our own organic growth coupled with the fourth quarter 2004 acquisition of the blow-molded plastic container business of Owens-Illinois," Graham Packaging Chairman and CEO Philip R. Yates said.

The fourth quarter of 2004 was the only reporting period that included the results of the business unit acquired from O-I.

"Nearly six months have gone by since the acquisition and we have already begun to realize organizational and business benefits," Yates said. "Our enhanced team is a global leader in talent, technology, intellectual property, and manufacturing resources in the blow-molded plastic packaging business."

Yates said the integration of the O-I unit into Graham Packaging was currently on schedule. "To date, we've relocated key employees, many to our headquarters and technology center in York," he said. "We've also had extensive meetings with our customers and have received positive feedback about our integration process. We are now in the process of performing plant consolidations and other productivity improvements. We also believe there is now a significant opportunity for us to take advantage of our expanded technology platform and other existing assets and to eliminate the least cost-effective equipment from our plant network."

Consistent with Graham's basis for the acquisition, Yates expects the integration plan to be fully implemented within the next 18 months and, as of today, the company estimates that it will net nearly $70 million in improved operating income with approximately $100 million in cost savings. The cost savings are partially offset by the expected sales run-offs in the acquired business, performance issues in the combined household category, and continued softness in the overall automotive lubricants market. The company estimates that approximately half of the improvement will come in 2005. One-time costs to achieve these savings are expected to be approximately $160 million, with approximately two-thirds coming by December 31, 2005. Approximately 50 percent of the total and the 2005 one-time costs are expected to be capitalized.

Graham Packaging nearly doubled the size of its pro forma sales in 2004 to $2.2 billion as a result of the $1.2 billion acquisition from O-I. At of the end of 2004, the company's global network had grown to 8,600 employees at 87 plants in North America, Europe, and South America and global technology and development centers in North America and Europe.

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The company reinforced its continuing commitment to a growth strategy as recently as earlier this month with the acquisition of four on-site plants from Tetra Pak, part of Tetra Laval Group. The facilities make plastic bottles for nutritional beverages and value-added dairy beverages for major customers in Belgium, Brazil, Turkey, and the United States.

Commenting on 2004 sales, Yates said, "We were pleased to see an overall increase of 33.5 percent in units sold contributing to the 38 percent increase in sales revenue, as the container business for the key food and beverage category continued to show strong growth. We also were gratified by continued solid revenue growth overall in North America--which came in at slightly more than 40 percent on the plus side. And we were impressed by the continuing gains in South America, which recorded an increase in revenue of more than 70 percent and an increase in units sold of nearly 96 percent."

Chief Financial Officer John E. Hamilton said actual in-year covenant compliance EBITDA for 2004, which includes one quarter of the results from the OI acquisition, was $259.7 million, versus $208.1 million in 2003, an increase of 25 percent. A reconciliation of net income to covenant compliance EBITDA for 2004 and 2003 is detailed below.

He also said operating income for 2004 increased $7.6 million or 6 percent when compared to 2003 before the increases in 2004 in non-recurring charges of $11.7 million, project charges of $6.8 million, and impairment charges of $4.5 million. However, after taking into account the one-time costs, operating income was $98.1 million, down $15.5 million, or 14 percent, from $113.6 million in 2003.

Hamilton said net interest expense increased by $43.9 million in 2004 when compared to 2003, to a total of $140.5 million. Approximately $30 million of the increase was related to one-time costs associated with the refinancing of the company's entire debt structure in conjunction with the O-I acquisition. The balance of the increase was primarily related to increased debt levels in the fourth quarter, also related to the acquisition.

He said net income for 2004 increased $2.2 million, or 7 percent, when compared to 2003, before taking into account the increases in 2004 in non-recurring charges of $11.7 million, project charges of $6.8 million, impairment charges of $4.5 million, one-time write off of debt-issuance fees of $14.3 million, and the call premia paid of $15.2 million related to the acquisition. However, after taking into account these one-time costs, the company recorded a net loss of $40.6 million for 2004, compared to net income of $9.7 million for 2003.


         Net (loss) income reconciliation to Covenant Compliance EBITDA


                               Year Ended December 31 ($ millions)
                                        2004                2003
                                        ----                ----
Net (loss) income                      $(40.6)             $  9.7
Interest Expense, net                   140.5                96.6
Income Tax Expense (benefit)             (2.1)                6.8
Depreciation and amortization           114.3                71.7
Impairment charges                        7.0                 2.5
Monitoring Fees                           2.8                 2.0
Non-recurring charges                    26.2                14.6
Minority interest                         1.4                 0.8
Project charges                          10.2                 3.4
                                       --------------------------
Covenant Compliance EBITDA             $259.7              $208.1
                                       ==========================

Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Covenant compliance EBITDA is calculated in the Credit Agreements and Indentures by adding minority interest, extraordinary items, interest expense, interest income, income taxes, depreciation and amortization expense, impairment charges, the ongoing per-year fees paid to certain of the partners of Holdings under existing agreements,


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non-cash equity in earnings of joint ventures, other non-cash charges, recapitalization expenses, special charges and unusual items and certain other charges to net income (loss) and is a calculation used for certain covenant tests applicable in 2006.

Graham Packaging is a worldwide leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care and specialty and automotive lubricants markets.

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

This news release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. The company's future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company's control. For a description of these uncertainties and risk factors, and for a more complete description of the company's results of operations, see the company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

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